Exhibit 99.1

NEWS RELEASE

SPX Completes Sale of Its Joint Venture Interest in EGS Electrical Group

Previously Announced Capital Allocation Actions Underway

CHARLOTTE, NC — January 7, 2014 — SPX Corporation (NYSE:SPW) today announced that it has completed the sale of its 44.5% joint venture interest in EGS Electric Group LLC to Emerson Electric Co. for $574 million.  As a result of this sale, SPX expects to record an after-tax gain of at least $300 million, or at least $6.50 per share, in its first quarter results.  It also expects to pay cash taxes on the transaction of approximately $225 million, bringing the net, after-tax proceeds to approximately $350 million.

As previously announced on December 4, 2013, through a combination of the net proceeds from this asset sale, planned divestitures of discontinued operations and cash on hand, SPX plans to allocate $500 million to share repurchases and reduce gross debt by approximately $300 million.

To facilitate the share repurchases, SPX entered into a 10b5-1 stock repurchase agreement that began trading in December and is expected to be completed by the end of 2014.

On December 23, 2013 SPX amended and restated its senior credit facilities agreement.  In the amended agreement, the maturity was extended to 2018 and a delayed draw term loan facility in an aggregate principal amount of $100 million was added.  For a complete description of the terms of the agreement, please reference SPX’s December 26, 2013 8-K filing.

In addition, SPX plans to tender for its $500 million of senior unsecured notes during the first quarter.

About SPX:  Based in Charlotte, North Carolina, SPX Corporation (NYSE: SPW) is a global Fortune 500 multi-industry manufacturing leader with approximately $5 billion in annual revenue, operations in more than 35 countries and over 14,000 employees. The company’s highly-specialized, engineered products and technologies are concentrated in flow technology and energy infrastructure. Many of SPX’s innovative solutions are playing a role in helping to meet rising global demand for electricity and processed foods and beverages, particularly in emerging markets. The company’s products include food processing systems for the food and beverage industry, critical flow components for oil and gas processing, power transformers for utility companies, and cooling systems for power plants. For more information, please visit www.spx.com.

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Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission, including the company’s annual reports on Form 10-K, any amendments thereto, and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. Actual results may differ materially from these statements. The words “plan”, “expect,” and similar expressions identify forward-looking statements, as do any statements regarding the results of the transaction or the company’s capital allocation strategy. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change. Statements in this press release speak only as of the date of this press release, and SPX disclaims any responsibility to update or revise such statements.

Contacts:

Ryan Taylor (Investors)	Jennifer H. Epstein (Media)
704-752-4486	704-752-7403
E-mail: investor@spx.com	jennifer.epstein@spx.com